Exhibit 99.1 Contact: Maria Brous (863) 680-5339

Publix Reports First Quarter 2023 Results and Stock Price
LAKELAND, Fla., May 1, 2023 Publix’s sales for the three months ended April 1, 2023 were $14.3 billion, an 8.2% increase from $13.2 billion in 2022. Comparable store sales for the three months ended April 1, 2023 increased 6.4%.
Net earnings for the three months ended April 1, 2023 were $1.2 billion, compared to $618 million in 2022, an increase of 100.8%. Earnings per share for the three months ended April 1, 2023 increased to $0.37 per share, up from $0.18 per share in 2022, adjusted for the effect of the 5-for-1 stock split that occurred on April 14, 2022. Excluding the impact of net unrealized gains on equity securities in 2023 and net unrealized losses on equity securities in 2022, net earnings for the three months ended April 1, 2023 and March 26, 2022 would have been $1.1 billion. Earnings per share would have been $0.32 per share, compared to $0.31 per share in 2022, adjusted for the effect of the stock split.
These amounts are based on unaudited financial statements that will be filed today with the U.S. Securities and Exchange Commission and made available on the company’s website at corporate.publix.com/stock.
Effective May 1, 2023, Publix’s stock price increased from $14.55 per share to $14.97 per share. Publix stock is not publicly traded and is made available for sale only to current Publix associates and members of its board of directors.
“I’m proud of our associates, the owners of Publix, for continuing to make us a leader in our industry and providing a great shopping experience,” said Publix CEO Todd Jones.
Non-GAAP Financial Measures
In addition to reporting financial results for the three months ended April 1, 2023 and March 26, 2022 in accordance with U.S. generally accepted accounting principles (GAAP), the company presents net earnings and earnings per share excluding the impact of equity securities being measured at fair value with net unrealized gains and losses from changes in the fair value recognized in earnings (fair value adjustment). These measures are not in accordance with, or an alternative to, GAAP. The company excludes the impact of the fair value adjustment since it is primarily due to temporary equity market fluctuations that do not reflect the company’s operations. The company believes this information is useful in providing period-to-period comparisons of the results of operations. All applicable share and per share amounts have been retroactively adjusted to give effect to the stock split.
Following is a reconciliation of net earnings to net earnings excluding the impact of the fair value adjustment for the three months ended April 1, 2023 and March 26, 2022:

	Three Months Ended
	April 1, 2023	March 26, 2022
	(Amounts are in millions, except per share amounts)
Net earnings	$1,241	618
Fair value adjustment, due to net unrealized (gain) loss, on equity securities held at end of period	(246)	581
Income tax expense (benefit) (1)	62	(148)
Net earnings excluding impact of fair value adjustment	$1,057	1,051
Weighted average shares outstanding	3,328	3,416
Earnings per share excluding impact of fair value adjustment	$0.32	0.31
(1) Income tax expense (benefit) is based on the company’s combined federal and state statutory income tax rates.
Publix, the largest employee-owned company in the U.S. with more than 240,000 associates, currently operates 1,335 stores in Florida, Georgia, Alabama, Tennessee, South Carolina, North Carolina and Virginia. For 26 consecutive years, the company has been recognized by Fortune as a great place to work. In addition, Publix’s dedication to superior quality and customer service is recognized among the top in the grocery business. For more information, visit the company’s newsroom at corporate.publix.com/newsroom. ###